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     August 8, 2006

     Merrill Lynch Mortgage Investors, Inc.
     250 Vesey Street
     4 World Financial Center, 28th Floor
     New York, New York 10080

          Re:  Merrill Lynch Mortgage Investors Trust
               Mortgage Loan Asset-Backed Securities, Series 2006-SL2
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     Ladies and Gentlemen:

     We have acted as counsel for Merrill Lynch Mortgage Investors, Inc. (the "Company"), in connection with the issuance by the Company of approximately $233,231,100 in aggregate principal amount of Merrill Lynch Mortgage Investors Trust Mortgage Loan Asset-Backed Securities, Series 2006-SL2, Class A Notes, Class M Notes (together, the "Offered Notes") and Class R Certificates (collectively with the Offered Notes, the "Offered Securities"). The Offered Notes are issued pursuant to the terms of an Indenture (the "Indenture"), dated as of August 8, 2006, by and among the Merrill Lynch Mortgage Investors Trust, Series 2006-SL2, as issuing entity, LaSalle Bank National Association, as securities administrator, and Citibank, N.A., as indenture trustee (the "Indenture Trustee"), and the Class R Certificate is issued pursuant to a Trust Agreement, dated as of August 8, 2006, by and between the Company and Wilmington Trust Company, as owner trustee. The Offered Securities will be purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") for resale to the public pursuant to an Underwriting Agreement dated February 28, 2003, and the Terms Agreement dated August 8, 2006 (together, the "Underwriting Agreement") each between the Company and the Underwriter. Capitalized terms used and not defined herein have the meanings given to them in the Prospectus Supplement.

     We have examined a signed copy of the Registration Statement on Form S-3 (No. 333-127233) filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), in the form in which it initially became effective (the "Registration Statement") and as amended to the date hereof, the Company's Prospectus (the "Prospectus") dated March 31, 2006 and the Prospectus Supplement dated August 4, 2006 (the "Prospectus Supplement"), relating to the Offered Securities. We also have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and
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Merrill Lynch Mortgage Investors, Inc.
August 8, 2006
Page 2


     others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, (i) the Restated Certificate of Incorporation of the Company; (ii) the By-Laws of the Company; (iii) copies of certain unanimous consents adopted by the Board of Directors of the Company authorizing the creation of the Issuing Entity, the issuance and sale of the Securities and the purchase of the Mortgage Loans; (iv) the Trust Agreement; (v) the Indenture; (vi) the forms of the Offered Securities and (vii) the Underwriting Agreement.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or photostatic copies to the original documents and the authenticity of such documents. We have assumed that any documents executed by any party other than the Company are the legal, valid and binding obligation of such party. As to any facts material to the opinions expressed herein that we did not establish independently or verify, we have relied upon the truth, accuracy and completeness of the statements and representations of the Company, its officers and other representatives, the Indenture Trustee and others. Whenever the phrase "to the best of our knowledge" or "of which we are aware" is used herein, it refers in each case to the actual knowledge of the attorneys of this firm involved in the representation of the Company in this transaction.

     We express no opinion as to the effect of the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that:

     (i) The Offered Securities have been duly authorized and, when executed and authenticated as specified in the Trust Agreement and the Indenture and delivered and paid for, will be validly issued, fully paid, nonassessable and entitled to the benefits of the Trust Agreement and the Indenture.

     (ii) The statements in the Base Prospectus under the headings "Material Federal Income Tax Consequences" as supplemented by the statements in the Prospectus Supplement under the headings "Federal Income Tax Consequences," to the extent that they describe matters of United States federal income tax law with respect thereto, have been prepared or reviewed by us and are accurate in all material respects with respect to those consequences or matters discussed therein.

     (iii) Assuming (A) ongoing compliance with all of the provisions of the Trust Agreement and the Indenture, (B) the accuracy of the representations made in the Mortgage Loan Sale and Assignment Agreement dated as of July 1, 2006, between the Company and Merrill Lynch Mortgage Lending, Inc. ("MLML"), and the accuracy of representations made in an Officer's Certificate of MLML dated the Closing Date and (C) the filing of elections, in accordance with the Indenture, to be treated as a "real estate mortgage investment conduit" (a "REMIC")
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Merrill Lynch Mortgage Investors, Inc.
August 8, 2006
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     pursuant to Section 860D of the Internal Revenue Code of 1986, as amended
     (the "Code"), for federal income tax purposes, each of the REMICs provided for in the Indenture will qualify as a REMIC as of the Closing Date and each will continue to qualify as a REMIC for so long as it continues to comply with amendments after the date hereof to any applicable provisions of the Code and applicable Treasury Regulations.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading "Legal Matters" and "Material Federal Income Tax Considerations," without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement including this Exhibit.

     Very truly yours,